SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Franklin Limited Duration Income Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Ronald Mass

Thomas H. McGlade

Peter Tchir

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 17, 2016

Dear Fellow FTF Shareholder:

You are at risk of losing money on your investment in FTF (Franklin Templeton Closed-End Fund). FTF’s Board seems to only care about protecting their ~$500,000 per year salaries, which is why they have spent hundreds of thousands of your dollars on calls and mailings to deceive you about FTF’s performance. The reality is the returns of FTF have been abysmal. We are a shareholder, just like you, while the Board doesn’t own a single share of FTF. Failure to support our proposal will likely lead to a loss on your investment and keep this overpaid Board intact. The good news is that it isn’t too late to act. Please sign, date and mail the GOLD proxy card; in order for shareholders to prevail we need your support.

Franklin Templeton is Deceiving Shareholders about FTF’s Performance

In their letters to you, they claim that their returns have been competitive, while in their very own annual report they disclose a third party study they commissioned which gave them the worst ranking possible.

Franklin Templeton Proxy Statement (September 2016): “Contrary to the claims in the Supporting Statement, your Fund's performance at market price and net asset value has been consistently competitive, both in absolute terms and relative to its benchmark indices and its broad-based Lipper peer group. In addition, your Fund has maintained a consistent payout of attractive dividends to its shareholders.”

Franklin Templeton Annual Report (March 2016): “The Broadridge report showed the Fund’s income return for 2015 to be in the lowest quintile of its performance universe and, for the previous annualized three, five- and 10-year periods, to be in the lowest or second-lowest quintile of its performance universe. The Broadridge report showed the Fund’s 2015 total return to be in the lowest performing quintile in such performance universe, and on an annualized basis to be in the second-lowest performing quintile of such universe for the previous three- and 10-year periods, and the lowest performing quintile of such universe for the previous five-year period.”

Protecting ~$500,000 / Year Salaries

Their reasons for these lies are simple. FTF’s Board seems to only care about the massive salaries they receive from the manager of FTF (Franklin Templeton).

The Trustees we seek to replace are paid an average of $473,000 a year just to sit on boards of Franklin Templeton funds! These are the same Trustees that don’t own a single share of FTF, but they promise they have your best interest in mind, not their own.

Shareholder Interests Are Aligned – We All Make Money Together or Lose Money Together

Saba Capital is FTF’s largest shareholder and will only accept a solution that creates value for ALL SHAREHOLDERS.

We believe that if you support our proposals and the revitalized Board implements a self-tender offer, FTF’s NAV discount will disappear and you will likely realize an ~10% gain on your position.

We believe that if the shareholder proposal is unsuccessful, all shareholders will likely lose a significant amount of money, as the discount of FTF widens and we continue to suffer from Franklin Templeton’s poor performance.

Ask yourself who has your best interest in mind. Is it a fellow shareholder who makes money if you make money and loses money if you lose money? Or a Trustee who is making $473,000 a year to sit on the Boards of 145 of Franklin Templeton funds, yet who doesn’t own a single share.

Please take a few minutes to sign, date and mail the GOLD proxy card following the instructions on the enclosed card. You can use your options to vote by phone or internet; a vote by mail would need to be mailed by October 24th to insure inclusion. Your vote will help allow us to get you the value you deserve for your investment.

Sincerely,

Saba Capital Management, L.P.

If you have any questions concerning Saba’s Proxy Statement, would like to request additional copies of Saba’s Proxy Statement, or need help voting your shares, please contact our proxy solicitor:

65 Locust Ave, Suite 302

New Canaan, CT 06840
Shareholders Call Toll-Free at: (877) 972-0090

E-mail: Saba@investor-com.com

We urge you to vote FOR ALL three Nominees and FOR the shareholder proposal on the GOLD proxy card.

Saba Capital Management, L.P., Saba Capital Management Master Fund, Ltd., Boaz Weinstein, Ronald Mass, Thomas McGlade, and Peter Tchir (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy card to be used in connection with the solicitation of proxies from the shareholders of Franklin Limited Duration Income Trust (the “FTF”). All shareholders of FTF are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The proxy statement and an accompanying proxy card have been or will be furnished to some or all of FTF's shareholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on September 15, 2016. This document is available free of charge from the source indicated above.